Exhibit 5.1

May 9, 2016

Lilis Energy, Inc.

216 16th Street, Suite 1350

Denver, CO 80202

Re:	Registration of Common Stock of Lilis Energy, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Lilis Energy, Inc., a Nevada corporation (the “Company”), in connection with the registration under a Registration Statement on Form S-4 (the “Registration Statement”) by the Company under the Securities Act of 1933, as amended (the “Act”), of 57,851,185 shares of common stock, par value $.0001 per share, of the Company (the “Common Stock”), to be issued in connection with a merger (the “Merger”) pursuant to the terms of an Agreement and Plan of Merger dated as of December 29, 2015, among the Company, Lilis Merger Sub, Inc., and Brushy Resources, Inc.(“Brushy”), as amended by a First Amendment to the Merger Agreement, dated January 20, 2016 and a Second Amendment to the Merger Agreement, dated March 24, 2016 (collectively, the “Merger Agreement”) .

We have examined originals or copies of each of the documents listed below:

1. The Amended and Restated Articles of Incorporation of the Company, as amended, as certified by an officer of the Company as of the date hereof;

2. The Amended and Restated Bylaws of the Company, as certified by an officer of the Company as of the date hereof;

3. Resolutions of the Board of Directors of the Company relating to the Merger and the registration of the Common Stock, as certified by an officer of the Company as of the date hereof;

Lilis Energy, Inc.

May 9, 2016

4. The Merger Agreement; and

5. The joint proxy statement/prospectus set forth in the Registration Statement (the “Proxy Statement/Prospectus”)

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete; and (iii) at the time the shares of Common Stock being registered under the Registration Statement are issued, there will be sufficient authorized but unissued Common Stock available to allow for such issuance.

Based upon the foregoing, and subject to the following, it is our opinion that when the Merger has been approved by the shareholders of the Company and consummated on the terms set forth in the Proxy Statement/Prospectus and in accordance with the Merger Agreement, the shares of Common Stock will be duly authorized for issuance by the Company and, when issued and delivered in exchange for the outstanding shares of Brushy’s common stock as described in the Proxy Statement/Prospectus and in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed above are limited to the laws of the State of Nevada, including reported judicial decisions.

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada. Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada. Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” We further consent to the incorporation by reference of this opinion and consent in any registration statement filed pursuant to Rule 462(b) under the Act with respect to the Securities. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K. This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours, FENNEMORE CRAIG, P.C.